Exhibit 99.1

FROM: SITEL Corporation 7277 World Communications Drive Omaha, NE 68122	CONTACT: Bill Sims, Investor Relations 402-963-6810

FOR IMMEDIATE RELEASE

SITEL CORPORATION REPORTS THIRD QUARTER 2005 RESULTS

Revenue of $244 million, net loss of $0.01 per share

Omaha, NE—November 9, 2005—SITEL Corporation (NYSE:SWW), a leading global provider of outsourced customer support services, announced today its financial results for the third quarter and nine months ended September 30, 2005.  The company also filed its Quarterly Report on Form 10-Q with the Securities and Exchange Commission for the quarter.

Third quarter of 2005 revenue of $244.0 million and a net loss of $0.01 per share are in line with the Company’s previously announced outlook.  The third quarter 2005 earnings include restructuring charges in Northern Europe of $4.6 million and a benefit of $5.8 million for the reversal of a valuation allowance related to a deferred tax asset in Spain resulting from profitability trends and the prospects of continued improvement.

Summary of results:

•      Revenue of $244 million in Q3 05 increased 6.3 % over Q3 04

•      Q3 05 operating loss of $0.6 million compares to operating income of $1.0 million in Q3 04

•      Q3 05 adjusted (see attached table) operating income of $4.0 million, which excludes $4.6 million of restructuring charges in Northern Europe, is up from Q3 04 operating income of $1.0 million

•      Q3 05 loss per share of $0.01 compares to a loss per share of $0.02 in Q3 04

Commenting on the third quarter results, Jim Lynch, Chairman and CEO of SITEL Corporation, said, “Our third quarter 2005 was the sixteenth consecutive quarter that revenue was higher than the prior year’s quarterly revenue.  We continue to be encouraged by our upward sales momentum. Our strength continues to be our delivery model of selling and operating locally, while leveraging our worldwide connectivity, knowledge, and expertise to provide our clients with the highest service levels in the industry.”

Lynch further commented, “It is extremely exciting and rewarding to see the Company perform for its clients at such industry leading levels around the world.  With our clients facing stronger competition across their markets, service to their customers is a major differentiator.  We are building the right relationships with our clients to help them with their challenges.  Our dedication to service is paying off and will continue to pay off.  I am confident our client centric approach to business will be the foundation for continued profitable growth.”

Third quarter 2005 financial results

Revenue in the third quarter of 2005 increased $14.5 million or 6.3% compared to the third quarter of 2004.  An operating loss of $0.6 million, net loss of $1.1 million, or a loss of $0.01 per share, in the third quarter of 2005 compares to an operating income of $1.0 million, a net loss of $1.7 million, or a loss of $0.02 per share, in the third quarter of 2004.

Revenue was higher in the technology, financial services, telecom/ISP and insurance business units in North America and in Spain, Germany, The Netherlands, Portugal, Brazil, Panama, Australia, Singapore, and Nordic. Offshore facilities in the Philippines and Jamaica recorded substantial revenue growth in the third quarter of 2005 as compared to the prior year quarter as new programs were implemented in both locations.

When excluding the Northern Europe restructuring charges of $4.6 million (see attached table), third quarter adjusted operating income was $4.0 million, an improvement of $3.0 million over the prior year’s third quarter operating income of $1.0 million.  The improvement in adjusted operating income was driven by stronger performance from:  five out of six vertical North America business units, with one unit experiencing ramp up cost   associated with a new client win, increased operating income at offshore facilities in Jamaica and Philippines, improvements in all business units in Latin America and Asia Pacific, and improvements from most of the business units across Europe.  These improvements, which are related to continued growth and restructuring benefits, were partially offset by weaker results primarily from three business units in Central Europe and the North America risk management business unit.

During the third quarter of 2005 the Company generated cash flow from operations of $5.9 million and recorded capital expenditures, including capital leases, of $7.1 million. The Company ended the quarter with $36.8 million in cash. As previously announced, the Company completed a refinancing package and redeemed its 9 1/4% notes during the third quarter.

Nine months 2005 financial results

For the first nine months of 2005:

•                  Revenue of $747.0 million increased 4.7% from revenue of $713.6 million in the same period last year.

•                  Operating income of $12.6 million, or $14.6 million as adjusted (attached table) when excluding net charges of $2.0 million in the first nine months of 2005, compares to operating income of $18.4 million for the same period of 2004.

•                  Net income of $3.6 million, or $0.05 per diluted share, in the first nine months of 2005 compares to $5.6 million, or $0.08 per diluted share, in the same period of 2004.

Cash flow from operations for the first nine months of 2005 was $9.9 million and capital expenditures were $22.2 million, including capital leases.

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Highlights for the third quarter of 2005

During the third quarter of 2005 the Company generated new business wins and growth from new programs with existing clients. Compared to the third quarter of 2004, revenue in the third quarter of 2005 increased $11 million from new wins and a net $4 million from existing clients.   Announced wins during the quarter included new business in Europe and Australia, and expansion in Latin America to provide capacity for several new contracts:

•                  In Belgium, the company was awarded a multi-year contract with Telenet, a leading Belgian cable television, high speed internet and telephony provider, to manage a substantial portion of their customer contacts from the Brussels contact center.

•                  In Australia, the Company was awarded a contract from Acreis, an Australian financial services company, to manage inbound sales and customer service calls as well as back-office support, including application processing, correspondence, email and fulfillment, from the Devonport, Tasmania center.  Also in Australia, the company was awarded business from a client to deliver a long-term 40-seat inbound customer service program from the Burnie, Australia center.

•                  In Latin America, as the result of increased business from primarily new clients, facilities were opened in Colombia and Brazil increasing the number of contact centers to five in Colombia and five in Brazil.  The Company also started operating in Argentina in a client facility in Buenos Aires.

Other activity during the quarter included the ramping up of four new programs in the Philippines, which increased utilization to near capacity, increaseding business in Jamaica, continued ramping up of a new government client in North America, commencing work in France, Morocco, and the Netherlands for a technology company SITEL has been serving in Germany, and adding four new programs in the technology, financial services, and insurance industries throughout North America and Europe.

Outlook

For the fourth quarter of 2005, the Company expects revenue to be within a range of $280 million to $290 million and earnings to be within a range of $0.08 to $0.12 per share.

In the fourth quarter, we expect capital expenditures to be in the range of $8 million to $12 million for total 2005 capex spending between $30 million and $34 million.

The above comments are based on current expectations, exclude any non-recurring items, and supersede any prior outlook provided by the Company.

Conference Call

SITEL executive management will host a conference call to discuss third quarter 2005 financial results tomorrow, November 10, 2005 at 8:30 a.m. ET.  To participate, for domestic callers, please dial 1-877-209-0397 and for international callers, please dial 1-612-332-0932.  Replay of the conference call will be available in the U.S. by dialing (800) 475-6701 and

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International by dialing (320) 365-3844  (Access Code) 800488, starting at 12:00 p.m. ET on November 10, 2005 and will play for seven days.  The conference call will be simulcast live on the Internet via SITEL’s web site at http://www.sitel.com.  Replay will be available for seven days.

About SITEL

SITEL is a leading global provider of outsourced customer support services. On behalf of many of the world’s leading organizations, SITEL designs and improves customer contact models across its clients’ customer acquisition, retention and development cycles. SITEL manages approximately two million customer interactions per day via the telephone, e-mail, Internet and traditional mail. SITEL has over 32,000 employees in 90 global contact centers, utilizing more than 25 languages and dialects to serve customers in 55 countries  Please visit SITEL’s website at www.sitel.com for further information.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “expects,” “will,” and similar expressions in this news release identify forward-looking statements, which speak only as of the date the statement is made.  SITEL assumes no obligation to update any such forward-looking statement.  Although SITEL believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.  Because forward-looking statements involve risks and uncertainties, future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.  Important factors that could cause actual results to differ materially from SITEL’s expectations may include, but are not limited to the following, many of which are outside SITEL’s control: client budgets and plans, effectiveness of cost control initiatives, effectiveness of revenue enhancement initiatives, delays in approving new contact center initiatives or in moving forward with previously approved initiatives, terms of final contracts to be completed with clients, ability to negotiate contracts on acceptable terms, contract termination provisions, delays in ramp up of services, customer demand for client products and services, the demand for off-shore services, delays in securing necessary regulatory approvals, licenses, leases, personnel, services and equipment for new facilities, competitive pressures in SITEL’s and its clients’ industries and in local markets, reliance on major clients, subcontractors and strategic partners, mergers and restructurings involving clients or prospective clients, industry regulation, reliance on telecommunications and computer technology, unanticipated labor, contract or technical difficulties, general and local economic trends and conditions, the effects of leverage, currency translation, uncertainties of litigation, risks associated with operating a global business, and dependence on credit availability and credit market conditions. SITEL’s Form 10-K, 10-Q and 8-K reports filed with the Securities and Exchange Commission describe other important factors that may impact SITEL’s business, results of operation and financial condition and cause actual results to differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

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SITEL CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Revenue	$243,988	$229,454	$746,966	$713,577

Operating expenses:
Direct labor and telecommunications expenses	147,417	138,230	453,530	425,390
Subcontracted and other services expenses	12,034	12,401	37,808	38,238
Operating, selling and administrative expenses	80,502	77,785	241,059	231,547
Asset impairment and restructuring expenses	4,616	—	2,007	—
Total operating expenses	244,569	228,416	734,404	695,175

Operating income (loss)	(581)	1,038	12,562	18,402

Other income (expense):
Interest expense	(3,403)	(3,055)	(9,199)	(9,387)
Interest income	144	152	404	394
Equity in earnings (loss) of affiliates	27	298	315	368
Other income (expense), net	53	(70)	22	(462)
Total other expense, net	(3,179)	(2,675)	(8,458)	(9,087)

Income (loss) before income taxes and minority interest	(3,760)	(1,637)	4,104	9,315

Income tax expense (benefit)	(3,522)	67	(991)	3,250
Minority interest	877	32	1,544	456

Net income (loss)	$(1,115)	$(1,736)	$3,551	$5,609

Weighted average common shares outstanding:
Basic	74,448	73,710	73,986	73,671
Diluted	74,448	73,710	74,290	74,089

Earnings per share:
Basic	$(0.01)	$(0.02)	$0.05	$0.08
Diluted	$(0.01)	$(0.02)	$0.05	$0.08

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SITEL CORPORATION AND SUBSIDIARIES

Reconciliation of Operating Results as Adjusted

(In thousands)

	Three Months	Nine Months
	Operating	Operating
	Income (Loss)	Income (Loss)
Third Quarter 2005:
Results as reported under U.S. GAAP	$(581)	$12,562
Less: Reconciling items (a)	(4,616)	(2,007)
Results as adjusted (a non-GAAP measure)	$4,035	$14,569

Third Quarter 2004
Results as reported under U.S. GAAP	$1,038	$18,402
Less: Reconciling items	—	—
Results as adjusted (a non-GAAP measure)	$1,038	$18,402

The schedule above provides a reconciliation of the Company’s results of operations, as reported under U.S. Generally Accepted Accounting Principles (U.S. GAAP), to the results of operations, as adjusted (non-U.S. GAAP).

(a) Reflects the restructuring charge of $4.6 million and $2.0 million for the three months and nine months ended September 30, 2005, respectively.

SITEL Corporation

Preliminary Balance Sheet Data – Third Quarter 2005 Earnings Release

(in millions)

(Unaudited)

	9/30/04	12/31/04	3/31/05	6/30/05	9/30/05

Cash	$42.1	$28.9	$35.0	$29.5	$36.8
Accounts Receivable	$175.9	$191.4	$194.0	$190.3	$195.0
Total Current Assets	$237.2	$237.5	$247.1	$236.0	$250.0
Total Assets	$407.6	$397.5	$399.2	$385.0	$408.7
Total Current Liabilities	$136.4	$154.7	$246.7	$238.5	$144.5
Long-Term Debt and Capital Leases, net	$108.6	$98.4	$7.8	$7.0	$123.3
Total Debt - Short-Term and Long-Term	$132.6	$120.4	$138.4	$126.7	$144.6
Total Liabilities	$247.8	$262.2	$265.6	$253.8	$276.6
Total Equity	$157.3	$132.7	$130.6	$128.3	$128.2

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Revenue Statistics - Third Quarter 2005 Earnings Release

(Unaudited)

% of Total Revenue	Q304	Q404	2004	Q105	Q205	Q3 05

Customer Acquisition	19.2%	20.8%	20.3%	17.4%	16.1%	15.1%
Customer Care	56.0%	54.4%	54.7%	57.1%	60.5%	61.7%
Technical Support	16.1%	17.9%	16.4%	18.0%	17.6%	17.0%
Risk Management	6.5%	5.3%	6.6%	6.3%	5.5%	5.3%
Other	2.3%	1.6%	2.1%	1.3%	0.4%	0.9%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Geographic Mix
% of Total Revenue	Q304	Q404	2004	Q105	Q205	Q3 05

North America	51.2%	48.8%	51.1%	48.9%	47.7%	49.4%
Europe	40.5%	43.3%	41.4%	42.9%	42.2%	39.1%
Asia Pacific	5.0%	5.0%	4.5%	4.9%	5.7%	6.1%
Latin America	3.3%	2.9%	3.0%	3.2%	4.4%	5.4%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Industry Mix
% of Total Revenue	Q304	Q404	2004	Q105	Q205	Q3 05

Insurance	6.7%	6.4%	6.6%	6.1%	5.9%	5.9%
Financial Services	17.0%	16.8%	16.6%	17.2%	17.1%	17.8%
Consumer Products	20.2%	19.5%	21.7%	19.7%	21.4%	21.1%
Technology	27.4%	29.0%	26.9%	26.3%	25.8%	24.1%
Energy and Utilities	7.6%	7.7%	7.7%	7.5%	7.5%	7.6%
Telecommunications, ISP, and Cable	15.9%	15.6%	15.1%	18.6%	19.9%	20.1%
Other	5.2%	5.0%	5.5%	4.6%	2.3%	3.4%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

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